EXHIBIT 2
                                 ---------


                         ACTV ENTERTAINMENT, INC./
             THE TEXAS INDIVIDUALIZED TELEVISION NETWORK, INC.





                          NOTE PURCHASE AGREEMENT


                      Dated as of January 13, 1998




                 Re: US$5,000,000 13% Senior Secured Notes
                             Due June 30, 2003


                             TABLE OF CONTENTS

                       (Not a part of the Agreement)


SECTION                        HEADING                           PAGE

SECTION 1.          DESCRIPTION OF NOTES AND COMMITMENT

     Section 1.1         Description of Notes
     Section 1.2         Payment of Kind
     Section 1.3         Commitment
     Section 1.4         Closing
     Section 1.5         Other Note Purchase Agreements
     Section 1.6         Senior Status; Security Agreement; Guaranty
     Section 1.7         Warrants
     Section 1.8         2nd Regional Network Option
     Section 1.9         Enforcement of Rights
     Section 1.10        Direct Payment

SECTION 2.          PREPAYMENT OF NOTES

     Section 2.1         Optional Prepayment with Premium
     Section 2.2         Note of Optional Prepayments
     Section 2.3         Prepayment of Notes upon Change of Control

SECTION 3.          REPRESENTATIONS

     Section 3.1         Representations of Texas Network
     Section 3.2         Representations of Entertainment
     Section 3.3         Representations of the Purchaser
     Section 3.4         Representations of ACTV

SECTION 4.          CONDITIONS TO CLOSING

     Section 4.1         The Company's Obligation
     Section 4.2         Use of Proceeds
     Section 4.3         Waiver of Conditions

SECTION 5.          COVENANTS

     Section 5.1         Texas Network Corporate Existence, etc. Corporate
                         Existence, Etc.
     Section 5.2         Texas Network Insurance
     Section 5.3         Texas Network Taxes, Claims for Labor
                         and Materials; Compliance with Laws
     Section 5.4         Texas Network Maintenance, Etc.
     Section 5.5         Texas Network Nature of Business
     Section 5.6         Texas Network Limitations on Debt
     Section 5.7         Texas Network Limitation of Liens
     Section 5.8         Texas Network Limitation on Sale and Leaseback
     Section 5.9         Texas Network Restricted Payments
     Section 5.10        Texas Network Investments
     Section 5.11        Texas Network Mergers, Consolidations and Sales of
                         Assets
     Section 5.12        Texas Network Issuance of Capital Stock
     Section 5.13        Texas Network Transactions with Affiliates
     Section 5.14        Texas Network Reports and Rights of Inspection
     Section 5.15        Texas Network Indebtedness
     Section 5.16        Texas Network Guarantees
     Section 5.17        Texas Network Certificate of Default
     Section 5.18        Texas Network Additional Information
     Section 5.19        Texas Network Other Documents
     Section 5.20        Texas Network Use of Proceeds
     Section 5.21        Waiver of Stay, Extension or Usury Laws
     Section 5.22        ACTV Corporate Existence, Etc.
     Section 5.23        ACTV Insurance
     Section 5.24        ACTV Taxes, Claims for Labor and Materials;
                         Compliance with Laws
     Section 5.25        ACTV Maintenance, Etc.
     Section 5.26        ACTV Reports
     Section 5.27        ACTV Certificate of Default
     Section 5.28        ACTV Additional Information
     Section 5.29        ACTV Other Documents
     Section 5.30        Entertainment Corporate Existence, Etc.
     Section 5.31        Entertainment Insurance
     Section 5.32 Entertainment Taxes, Claims for Labor and Materials; Compliance with Laws
     Section 5.33        Entertainment Maintenance, etc.
     Section 5.34        Entertainment Reports
     Section 5.35        Entertainment Certificate of Default
     Section 5.36        Entertainment Additional Information
     Section 5.37        Entertainment Other Documents

SECTION 6.          EVENTS OF DEFAULT AND REMEDIES THEREFOR

     Section 6.1.        Events of Default
     Section 6.2.        Notice to Holders
     Section 6.3.        Acceleration of Maturities
     Section 6.4.        Rescission of Acceleration

SECTION 7.          AMENDMENTS, WAIVERS AND CONSENTS

     Section 7.1.        Consent Required
     Section 7.2.        Solicitation of Holders
     Section 7.3.        Effect of Amendment or Waiver

SECTION 8.          INTERPRETATION OF AGREEMENT; DEFINITIONS

     Section 8.1.        Definitions
     Section 8.2         Accounting Principles
     Section 8.3         Directly or Indirectly

SECTION 9.          MISCELLANEOUS

     Section 9.1         Registered Notes
     Section 9.2         Exchange Notes
     Section 9.3         Loss, Theft, Etc. of Notes
     Section 9.4         Expenses, Stamp Tax Indemnity
     Section 9.5         Powers and Rights Not Waived; Remedies Cumulative
     Section 9.6         Notices
     Section 9.7         Successors and Assigns
     Section 9.8         Survival of Covenants and Representations
     Section 9.9         Severability
     Section 9.10        Governing Law; Venue
     Section 9.11        Captions
     Section 9.12        Attorneys Fees
     Section 9.13        The Agent
     Section 9.14        Entire Agreement
     Section 9.15        Continued Effect
     Section 9.16        Waivers
     Section 9.17        Further Assurances
     Section 9.18        Amendment
     Section 9.19        Counterparts

Signature Page


ATTACHMENTS TO NOTE PURCHASE AGREEMENT:

Schedule I     --   Names and Addresses of Purchasers and Amounts of
                    Commitments

Exhibit A --   Form of 13% Senior Secured Note due June 30, 2003

Exhibit B --   Common Stock Purchase Warrant

Exhibit C --   Texas Network Registration Rights Agreement

Exhibit D --   ACTV Registration Rights Agreement

Exhibit E --   Security Agreement

Exhibit F --   Guaranty

Exhibit G --   Opinion of Gersten, Savage, Kaplowitz & Fredericks, LLP



                         ACTV ENTERTAINMENT, INC./
             THE TEXAS INDIVIDUALIZED TELEVISION NETWORK, INC.

             -------------------------------------------------

                          NOTE PURCHASE AGREEMENT

               Re:     US$5,000,000 13% Senior Secured Notes
                             Due June 30, 2003


                                                       Dated as of
                                                       January 13, 1998


          WHEREAS, ACTV Entertainment, Inc., a New York corporation ("Entertainment") and The Texas Individualized Television Network, Inc., a Delaware corporation, a wholly owned subsidiary of Entertainment ("Texas Network") (Entertainment and Texas Network are collectively referred to herein as the "Company"), each of whose chief executive office, a majority of executive officers, and banking and financial accounts are located at, and whose corporate and administrative operations are conducted in, the City of New York, State of New York, desire to raise $5,000,000 by issuing 13% Senior Secured Notes, upon the terms and conditions as provided in this Note Purchase Agreement; and

          WHEREAS, ACTV, Inc., a Delaware corporation, ("ACTV"), whose chief executive office, executive officers, and banking and financial accounts are located at, and whose corporate and administrative operations are conducted in, the City of New York, State of New York, and which owns, directly or indirectly, all of the outstanding common stock of Entertainment and Texas Network, has agreed to provide a guaranty of the 13% Senior Secured Notes upon the terms and conditions as provided in this Note Purchase Agreement.

          NOW THEREFORE, Entertainment, Texas Network and ACTV desire to enter into this Note Purchase Agreement with the person whose name appears on the signature page hereof (the "Purchaser") (who along with the persons whose names appear on Schedule I annexed hereto are collectively referred to as the "Purchasers") as follows:

     1.   DESCRIPTION OF NOTES AND COMMITMENT.

          1.1 Description of Notes. The Company will authorize the issue and sale of $5,000,000 aggregate principal amount of its 13% Senior Secured Notes (the "Notes"), to be dated the date of issue, to bear interest from such date of issue at the rate of 13% per annum, payable semiannually on the last day of December and June in each year (commencing June 30, 1998) and at maturity and to bear interest on overdue principal and premium, if any, and, to the extent legally enforceable, on any overdue installment of interest, at the rate of 17% (the "Overdue Rate") after the due date, whether by acceleration or otherwise. Said Notes to mature on June 30, 2003, and to be substantially in the form attached hereto as Exhibit A. Each of Entertainment and Texas Network shall be a primary obligor on the Notes, and shall be jointly and severally liable for the Notes, notwithstanding the allocation between Entertainment and Texas Network of the proceeds upon the issuance of the Notes. The entire outstanding principal amount together with accrued but unpaid interest shall be due at maturity whether by acceleration or otherwise. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months and shall accrue until paid, including on any amounts that are overdue. The Notes are not subject to prepayment at the Company's or ACTV's option except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement and the separate agreements with the other Purchasers named in Schedule I. The terms which are capitalized herein, unless defined elsewhere herein, shall have the meanings set forth in Section 8.1 unless the context shall otherwise require. The notes to be issued by the 2nd Regional Network if the 2nd Regional Network Option is exercised (as defined in Section 1.8 herein) shall mature on June 30, 2003.

          1.2 Payment in Kind Option. The Company may, at its option on up to four (4) occasions (the "PIK Option"), in lieu of making the cash payment on any interest due on the Notes (and any PIK Notes, as defined below, outstanding) as provided in Section 1.1, pay the accrued and unpaid interest on the Notes (and any PIK Notes outstanding) due by the execution and delivery to the holder of PIK Notes in accordance with this Section
1.2. Subject to the terms and conditions of this Agreement, each Holder agrees to make loans (collectively the "PIK Loans") to the Company upon exercise by the Company of the PIK Option in an aggregate principal amount equal to the amount of accrued interest payable with respect to the Notes (and any PIK Notes outstanding) on such date calculated at 13.75% per annum. Each PIK Loan shall be evidenced by a PIK Note (a "PIK Note") in the form of the Notes annexed hereto as Exhibit A adjusted to reflect this
Section 1.2, payable to each Holder and representing the obligation of the Company to pay the principal amount of the PIK Loan with interest thereon. The PIK Note shall bear interest at 13% per annum if paid in cash or 13.75% per annum if a PIK Option is exercised payable upon the same terms and conditions as the Notes. The Company shall deliver in accordance with this Agreement to each Holder executed PIK Notes in an aggregate principal amount equal to the respective PIK Loan.

          1.3  Commitment.   Subject to the terms and conditions hereof and
on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to Purchaser and Purchaser agrees to purchase from the Company, Notes in the principal amount set forth opposite Purchaser's name on the signature page hereto at a price of 100% of the principal amount thereof on the Closing Date hereafter mentioned.

          1.4 Closing. Delivery of the Notes will be made at the offices of Gersten, Savage, Kaplowitz & Fredericks, LLP, against payment therefor in Federal Reserve or other funds current and immediately available in the amount of the purchase price at 10:00 a.m., Eastern time, on January 15, 1998 or such later date as shall mutually be agreed upon by the Company and the Purchasers (the "Closing Date"). The Notes delivered to Purchaser on the Closing Date will be delivered to Purchaser in the form of a single registered Note in the form attached hereto as Exhibit A for the full amount of the purchase (unless different denominations are specified by Purchaser), registered in Purchaser's name or in the name of such nominee, as may be specified on the signature page hereto.

          1.5  Other Note Purchase Agreements.   Simultaneously with the
execution and delivery of this Agreement, the Company is entering into similar agreements with such other Purchasers agreeing to purchase from the Company the principal amount of Notes set forth opposite such Purchasers' names in Schedule I, and obligations of the Company hereunder are subject to the execution and delivery of the similar agreements by the other Purchasers. This Agreement and said similar agreements with the other Purchasers are herein collectively referred to as the "Agreements". The obligations, representations, warranties and covenants of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

          1.6  Senior Status; Security Agreement; Guaranty.

               (a) Other Indebtedness. Texas Network will not incur, create, assume or at any time become liable, contingently or otherwise for any Indebtedness that is senior in right of payment to the Notes. Except as otherwise expressly provided herein, nothing herein shall be construed to permit the issuance of any Indebtedness that would be secured by the collateral granted to the Purchasers.

               (b) Security Agreement. The Notes will be secured by certain collateral (the "Collateral") described in the Security Agreement (the "Security Agreement") by and between Texas Network and the Purchasers, in the form annexed hereto as Exhibit E to be executed at the Closing.

               (c) ACTV Guaranty. As further security, ACTV will execute for the benefit of Purchasers, a guaranty in the form annexed hereto as
Exhibit F ("ACTV Guaranty").   The ACTV Guaranty shall provide that if ACTV
causes ACTV Net, Inc. to (i) make an initial public offering of ACTV Net, Inc.'s securities or (ii) make a distribution of ACTV Net, Inc.'s equity securities to ACTV's stockholders, then the assets of ACTV Net, Inc. and any interest ACTV has, direct or indirect, in ACTV Net, Inc., shall be free and clear of any claim which may arise under the ACTV Guaranty, provided, however, ACTV may not cause such initial public offering or distribution until after the earlier of (i) the expiration of the Offer Period in
Section 1.8(b) herein, or (ii) the expiration of the 2nd Regional Network Option under Section 1.8(c) herein, provided, further, that if the 2nd Regional Network Option is exercised under Section 1.8(b), then ACTV may not cause such initial public offering or distribution until twenty (20) days after the closing of the 2nd Regional Network Option and the issuance of the warrants thereunder. ACTV shall guarantee the notes to be issued upon the exercise of the 2nd Regional Network Option, as defined under
Section 1.8 hereof upon the same terms and conditions as provided herein.

          1.7  Warrants.

               (a) Exercisable into Texas Network's Class A Common Stock. As consideration for entering into this Agreement and purchasing the Notes, each Purchaser shall be issued at the Closing a common stock purchase warrant in the form annexed hereto as Exhibit B (the "Warrant"). The Warrants to be issued to Purchasers hereunder shall grant the Warrant holders, upon written consent of the Majority Holders (as defined in Section 1.9), the right to purchase Texas Network's Class A Common Stock, $.01 par value per share, ("Texas Network Common Stock") upon exercise thereof until June 30, 2003 representing the aggregate of 17.5% of the number of shares of Texas Network Common Stock outstanding, at the time of and after giving effect to the exercise of the Warrants, on a fully-diluted basis after giving effect to the exercise or conversion of all then outstanding options, warrants, and other rights to purchase or acquire shares of Texas Network Common Stock, at an exercise price of $.01 per share. Notwithstanding that upon exercise of the Warrants, there may be an increase in the aggregate number of shares of Texas Network's Common Stock issuable upon exercise of the Warrants as compared to the aggregate number of shares of Texas Network Common Stock that would be issuable if the Warrants were exercised as of the date hereof, there shall be no change in the aggregate amount paid upon exercise of the Warrants. The Warrant shall grant each Purchaser the right to acquire a pro rata portion of the 17.5% of the fully-diluted outstanding Texas Network Common Stock determined by multiplying 17.5% by the quotient of the aggregate principal amount of Notes purchased by Purchaser hereunder divided by $5,000,000. Texas Network will grant the holders of Texas Network's Class A Common Stock issuable upon exercise of the Warrants certain registration rights pursuant to the Registration Rights Agreement annexed hereto as Exhibit C to be executed by the parties thereto at the Closing. The right to exercise the warrants to purchase shares of common stock in the 2nd Regional Network to be issued if the 2nd Regional Network Option is exercised (as defined in Section 1.8 herein) also shall expire on June 30, 2003. For purposes of this Agreement, Texas Network Common Stock on a fully-diluted basis shall include Texas Network's Class A Common Stock and Class B Common Stock; provided, however, fully-diluted basis shall not take into account additional voting rights of Class B Common Stock over Class A Common Stock. At ACTV's option, upon exercise of any of the Warrants, ACTV shall cause Texas Network to amend its certificate of incorporation to authorize an adequate number of shares of Class A Common Stock or transfer Class A Common Stock owned by ACTV, Entertainment, or any other ACTV subsidiary in such number to satisfy the obligations under the Warrants.

               (b) Option to Exchange Warrants for ACTV Common Stock. As more fully described in the Warrant, all of the Warrants may be exchanged in their entirety at any time for eighteen (18) months from the Closing Date at the option of the Warrant holders owning a majority of the Warrants for 5.5% of the number of shares of ACTV Common Stock, $.10 par value per share, outstanding at the time of and after giving effect to the exchange of the Warrants, on a fully-diluted basis after giving effect to the exercise or conversion of all then outstanding options, warrants, and other rights to purchase or acquire shares of ACTV Common Stock, including, but not limited to, exchangeable preferred stock of ACTV Holdings, Inc. The Warrants issued at the Closing shall grant the holder the right to acquire a pro rata portion of the 5.5% of ACTV's fully-diluted outstanding Common Stock determined by multiplying 5.5% by the quotient of the aggregate principal amount of Notes purchased by Purchaser hereunder divided by $5,000,000. ACTV will grant the holders of ACTV Common Stock upon exchange of the Warrants certain registration rights pursuant to the ACTV Registration Rights Agreement annexed hereto as Exhibit D to be executed by the parties thereto at the Closing. The right to exchange for ACTV Common Stock the warrants exercisable for shares of common stock in the 2nd Regional Network to be issued if the 2nd Regional Network Option is exercised (as defined in Section 1.8 herein) shall expire eighteen months from the closing date of the notes purchased from the 2nd Regional Network.

               (c) Right of First Offer. As more fully defined in the Warrants, should any holder of the Warrants desire to sell any or all of the Warrants or shares of Texas Network Common Stock issuable upon exercise of the Warrants, ACTV or a subsidiary shall have the right to purchase such Warrant or Texas Network Common Stock on such terms as proposed and as amended. The right of first offer shall not apply to ACTV Common Stock issued upon exchange of the Warrants.

               (d) Put Option. As more fully described in the Warrants, after five years, the Warrant holders shall be entitled, under certain circumstances, to put the Warrants to Texas Network at a price based on the greater of Texas Network's earnings or the appraised value of the Warrants.

          1.8  2nd Regional Network Option.

               (a) Option. In the event ACTV, directly or indirectly through a subsidiary or any entity controlled by or under common control with ACTV, forms and capitalizes any entity for the principal purpose of operating (whether directly or indirectly, including by a franchise agreement or an assignment of rights or a royalty, etc.) a new subscription sports channel service to subscribers based on an enhancement agreement ("Enhancement License Agreement") with or for the benefit of one of the ten regional networks of Fox Sports Net utilizing ACTV's Individualized Programming within a geographic region, other than the region covered by Texas Network (the "2nd Regional Network"), the Purchasers shall be provided a one time option to purchase notes from the 2nd Regional Network in the same amount and on the same terms and conditions as provided in this Agreement, including the Warrants, substituting the term "2nd Regional Network" for Texas Network and, where applicable, for the Company, and including, excluding or modifying such terms and conditions where specifically provided for in this Agreement (the "2nd Regional Network Option"), provided, however, that if, on one occasion, an entity or its Affiliate(s) which has a synergistic interest in that particular region (e.g. TCI, Liberty Media, FOX Sports Net, Cox, Comcast, Time Warner) provides the start-up capital for the 2nd Regional Network, the Purchasers shall have option to fund a different regional network. Upon exercise of the 2nd Regional Network Option as provided for in Section 1.8(b), each of the proper parties shall execute and deliver such documents and instruments as reasonably requested by any other proper party to effectuate the intent of the 2nd Regional Network Option. If the Purchasers exercise the 2nd Regional Network Option, the Purchasers purchasing the 2nd Regional Network notes and warrants shall not be granted any option to invest in any future ACTV regional networks.

               (b) Terms. Within thirty (30) days after the later of (i) ACTV forming the 2nd Regional Network, (ii) the capitalization of the 2nd Regional Network subsequent to the date hereof with intent to commence operations, and (iii) ACTV or the 2nd Regional Network entering into an Enhancement License Agreement with a Fox Sports Net regional network to operate a new subscription sports channel service in one of the ten regional networks other than the region covered by Texas Network, the Purchasers may exercise the 2nd Regional Network Option and ACTV shall provide written notice to each Purchaser of the Purchasers' right to exercise the 2nd Regional Network Option (the "2nd Regional Network Offer"). ACTV or an ACTV subsidiary has entered into an Enhancement License Agreement with each of Fox Sports West, Fox Sports Northwest, and Fox Sports Rocky Mountain. In each of the foregoing regions, ACTV has formed a new corporation. The 2nd Regional Network Option is not assignable by the Purchasers without the prior written consent of ACTV.
The 2nd Regional Network Offer shall be irrevocable for a period (the "Offer Period") ending at 11:59 p.m., New York time, on the thirtieth
(30th) day following the day of the 2nd Regional Network Offer is delivered to the Purchasers at which time the 2nd Regional Network Offer shall expire, subject to the following sentence. If during the Offer Period, the Purchasers or permitted assignees determine in good faith that the terms and conditions of the notes and warrants to be purchased by the Purchasers or permitted assignees upon exercise of the 2nd Regional Network Option violates applicable law, such party may notify ACTV of such violation(s) prior to the expiration of the Offer Period, then the Offer Period shall be extended sixty (60) days and the parties shall negotiate, in good faith and using their best efforts, to modify the terms and conditions of the notes and warrants to be purchased upon exercise of the 2nd Regional Network Option so as to comply with applicable law and to conform in all material respects with the economic substance of the 2nd Regional Network Option as otherwise provided in this Section 1.8. If the 2nd Regional Network Offer is not accepted in writing to ACTV by the Purchasers, or their permitted assignees, who represent more than 50% of the total commitments on Schedule I during the Offer Period, it shall be deemed rejected in its entirety. If the 2nd Regional Network Offer is accepted in writing to ACTV by the Purchasers, or their permitted assignees, who represent more than 50% but less than all of the total commitments on Schedule I during the Offer Period, it shall be deemed rejected in its entirety unless the consenting Purchasers agree within five (5) business days thereafter to fund the non-consenting Purchasers' commitments up to a total commitment to the 2nd Regional Network of $5,000,000. If the 2nd Regional Network Option is exercised, the closing shall occur, if all of the Purchasers accept the 2nd Regional Network Option, no later than thirty (30) days after the date of acceptance, or, if applicable, the date thirty (30) days after the consenting Purchasers agree to fund the non-consenting Purchasers' commitments.

               (c) Expiration of 2nd Regional Network Option. Except for an outstanding 2nd Regional Network Offer which shall remain open during the Offer Period, the 2nd Regional Network Option, and any obligations of ACTV, any ACTV subsidiary or Affiliate, or the 2nd Regional Network arising thereunder, shall expire on June 30, 1998, after which no Purchaser shall have any right to exercise the 2nd Regional Network Option, provided, however, that if an entity or its Affiliate(s) which has a synergistic interest in that particular region provides the start-up capital for the 2nd Regional Network on or before June 30, 1998, then the 2nd Regional Network Option shall expire on June 30, 1999.

          1.9 Enforcement of Rights. During the time any of the Notes remain outstanding, Holders of more than fifty percent (50%) of the principal amount of Notes outstanding (the "Majority Holders") may designate a Holder to act as Agent (as provided in Section 9.13) on behalf of all of the Holders to enforce the rights of the Holders under the Loan Documents and to execute and amend the Security Agreement, the Guaranty and Financing Statements. Each Purchaser, each subsequent Holder, the Company and ACTV consent to the foregoing.

          1.10 Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by Purchaser or Purchaser's nominee or owned by any Holder which has given written notice to the Company requesting that the provision of this Section
1.10 shall apply, the Company will punctually pay when due the principal thereof, directly to Purchaser, to Purchaser's nominee or to such Holder at Purchaser's address set forth in Schedule I hereto or such other address as Purchaser, Purchaser's nominee or such Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is designated for Purchaser, Purchaser's nominee on Schedule I hereto or in any written notice to the Company from Purchaser, from Purchaser's nominee or from any Holder, the Company will make such payments in immediately available funds to such bank account, to be transmitted no later than 2:00 p.m. Eastern time on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as Purchaser, Purchaser's nominee or any Holder may from time to time direct in writing. If for any reason whatsoever the Company does not make any such payment by such 2:00 p.m. transmittal time, such payment shall be deemed to have been made on the next following Business Day.

     2.   PREPAYMENT OF NOTES.

          2.1  Optional Prepayment with Premium.

               (a) Upon compliance with Section 2.2, the Company shall have the option, at any time and from time to time of prepaying the outstanding Notes, in whole or in part, by payment of (i) the outstanding principal amount of the Notes, plus (ii) the premium set forth in Section 2.1(b), and (iii) interest thereon to the Prepayment Date determined under
Section 2.2, provided, however, that if the Company makes any prepayment under this Section 2.1 on less than all of the outstanding principal amount of the Notes, then such prepayment shall be made to each Holder proportional to each Holder's principal amount of outstanding Notes as of the Prepayment Date. Prepayment hereunder shall not effect any rights under the Warrants or under the 2nd Regional Network Option.

               (b) The premium shall be equal to the outstanding principal to be prepaid under Section 2.1 multiplied by the applicable premium percentage:

IF THE PREPAYMENT DATE (AS DEFINED          THEN THE APPLICABLE PREMIUM
IN SECTION  2.2 HEREIN) IS:                 PERCENTAGE IS:
---------------------------------------     ----------------------------
Prior to December 31, 1998                    15.000%
January 1, 1999 to December 31, 1999          10.000%
January 1, 2000 to December 31, 2000           6.500%
January 1, 2001 to December 31, 2001           4.333%
January 1, 2002 to December 31, 2002           2.166%
January 1, 2003 to June 30, 2003               0.000%


          2.2 Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Section 2.1 to each Holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (a) such date (the "Prepayment Date"), (b) the principal amount of the Holder's Notes to be prepaid on the Prepayment Date, (c) that a premium may be payable and the computation of such premium, and (d) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment including the right to revoke the notice only if such conditions precedent are not met. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the Prepayment Date.

          2.3 Prepayment of Notes upon Change of Control. In the event that any Change of Control shall occur or the Company shall have knowledge of any proposed Change of Control, the Company will give written notice (the "Company Notice") of such fact in the manner provided in Section 9.6 hereof to the Holders of the Notes. The Company Notice shall be delivered promptly upon receipt of such knowledge by the Company and in any event no later than three Business Days following the occurrence of any Change of
Control.   The Company Notice shall (1) describe the facts and
circumstances of such Change of Control in reasonable detail, (2) make reference to this Section 2.3 and the right of the holders of the Notes to require prepayment of the Notes on the terms and conditions provided for in this Section 2.3, (3) offer in writing to prepay the outstanding Notes, together with accrued interest to the date of prepayment, and (4) specify a date for such prepayment (the "Change of Control Prepayment Date"), which Change of Control Prepayment Date shall be not more than 90 days nor less
than 30 days following the date of such the Company Notice.   Each holder
of the then outstanding Notes shall have the right to accept such offer and require prepayment of the Notes held by such holder in full by written notice to the Company (a "Noteholder Notice") given not later than 20 days after receipt of the Company Notice. The Company shall on the Change of Control Prepayment Date prepay in full all of the Notes held by holders which have so accepted such offer of prepayment. The prepayment price of the Notes payable upon the occurrence of any Change of Control shall be an amount equal to 101% of the outstanding principal amount of the Notes so to be prepaid and accrued interest thereon to the date of such prepayment. Prepayment hereunder shall not effect any rights under the Warrants or under the 2nd Regional Network Option.

     3.   REPRESENTATIONS.

          3.1 Representations of Texas Network. Texas Network represents and warrants to each Purchaser as follows:

               (a) Due Incorporation, Etc. Texas Network is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority under such laws to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Texas Network's chief executive office, a majority of executive officers, banking and financial accounts, and a place of business are located at, and its corporate and administrative operations are conducted in, the City of New York, State of New York. Texas Network is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except to the extent that the failure to so qualify or be in good standing would not have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of Texas Network. Texas Network has no subsidiaries.

                (b) Authorization and Execution; Shares Validly Issued.
The execution, delivery, and performance by Texas Network of the Loan Documents and Warrants and Texas Network Registration Rights Agreement hereunder have been duly and validly authorized and Texas Network has the corporate power and authority to execute, deliver and perform this Agreement and issue the Notes and Warrants and Texas Network Registration Rights Agreement hereunder. This Agreement has been duly executed and delivered by Texas Network and constitutes a valid and binding agreement of Texas Network. Upon the payment of the purchase price therefor and the delivery of documents evidencing the Note and Warrants, such instruments will be validly issued and outstanding, fully paid and nonassessable.

               (c) Capitalization of Texas Network. Texas Network's authorized capital stock consists of 4,000,000 shares of Class A Common Stock, 1,000,000 shares of Class B Common Stock and 1,000,000 shares of preferred stock the rights, privileges and preferences of which are to be determined by the Board of Directors. As of the date of this Agreement, 4,000,000 shares of Class A Common Stock, no shares of Class B Common Stock and no shares of preferred stock were issued and outstanding. All outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable. As of the Closing Date, there will be no rights, warrants, options, conversion rights, or agreements of any kind outstanding to purchase from Texas Network, or otherwise require Texas Network to issue, any shares of capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of Texas Network and Texas Network will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, except for the Warrants and except for outstanding options to purchase up to 500,000 shares of Class B Common Stock.

               (d) Ownership of Property. Texas Network has good record title in fee simple to, or valid and subsisting leasehold interest in, all its real property, and good title to all its other property, in each case which is necessary or useful in the conduct of its business, including all collateral pledged to the Purchasers. Each lease agreement under which Texas Network holds an interest in leased property is in full force and effect.

               (e) No Conflicts. Neither the execution and delivery by Texas Network of this Agreement nor the performance by Texas Network of its obligations thereunder, nor the consummation by Texas Network of the transactions contemplated thereby, will (i) conflict with the certificate of incorporation or by-laws of Texas Network or (ii) conflict with or result in a breach of, or constitute a default under, or result in the creation or imposition of any lien (other than the liens created pursuant to the Security Agreement) upon any of Texas Network's property or assets under (A) any lease, indenture, mortgage, deed of trust or other loan instrument or agreement to which Texas Network may be bound or to which any of Texas Network's property or assets may be subject or (B) any applicable law, rule, regulation, judgment, order or decree of any governmental, administrative or judicial authority or regulatory body having jurisdiction over Texas Network or any of Texas Network's properties or assets.

               (f) No Consents. No order, license, consent, authorization or approval of, or exemption by, or notice to or registration with, any federal, state, municipal or other foreign or domestic governmental department, commission, board, bureau, agency or other foreign or domestic governmental, administrative or judicial authority or regulatory body, and no filing, recording, publication or registration of any kind, is necessary in connection with the execution, delivery and performance by Texas Network of this Agreement or the transactions contemplated thereby.

               (g) Periodic Reports and Financial Statements. The unaudited financial statements for Texas Network for the period ending September 30, 1997 (the "Financial Statements"), which have been made available to the Purchasers, fairly present the financial condition and results of operations of Texas Network for the period ended on such date. The financial books and records, and the books of account, stock records and other records of Texas Network are complete and correct and have been maintained in accordance with reasonable business practices.

               (h) No Material Adverse Change. There has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of Texas Network since September 30, 1997.

               (i) Litigation. There are no pending or, to the knowledge of Texas Network, threatened actions or proceedings affecting Texas Network, or any of its properties or assets that in the aggregate could reasonably be expected to (i) materially adversely affect the business, operations, properties, prospects or condition (financial or otherwise) of Texas Network, (ii) prohibit the performance by Texas Network of its obligations hereunder or (iii) affect the legality, validity, enforceability or binding nature of this Agreement.

               (j) Absence of Undisclosed Liabilities. Texas Network has no material liabilities or obligations of any nature (whether accrued, absolute or contingent), including but not limited to liabilities for taxes, that are required to be disclosed under GAAP and are not reflected on, or reserved against in, the Financial Statements except for liabilities or obligations incurred since September 30, 1997 in the ordinary course of business and consistent with past practice.

               (k) Contracts; No Defaults. Texas Network is not in default in any manner, under any lease, agreement or other instrument, that has any reasonable likelihood of having a material adverse effect on Texas Network's properties, assets, operations, condition (financial or otherwise) or prospects, or the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any lease, agreement or instrument to which Texas Network is a party.

               (l) Taxes. Texas Network has filed all United States Federal income tax returns and all state tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by Texas Network, except such taxes which are being contested in good faith and for which Texas Network has made all necessary reserves. The charges, accruals, and reserves on the books of Texas Network in respect of taxes and other governmental charges are adequate in the opinion of Texas Network. No tax lien has been filed, and to the knowledge of Texas Network, no claim is being asserted with respect to any such tax, assessment or other charge.

               (m) Legal Compliance. Texas Network is in compliance with all applicable laws, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities or bodies in respect of the conduct of its business and the ownership or leasing of its property, except such noncompliance as would not, in the aggregate, have any reasonable likelihood of having a material adverse effect on Texas Network's business, properties, assets, operations, condition (financial or otherwise) or prospects.

               (n) No Existing Liens. The Collateral (as defined in the Security Agreement) is free and clear of any liens, security interests or other encumbrances other than those contemplated under this Agreement and includes all tangible and intangible assets used by Texas Network in the conduct of its business. The Security Agreement creates a valid, first priority lien upon and security interest in the Collateral.

               (o) Accuracy and Completeness of Information. All information, reports and other papers and data with respect to Texas Network furnished or made available to Purchaser under Section 3.1(g) were, at the time the same were furnished, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give Purchaser a true and accurate knowledge of the subject matter thereof in all material respects. No fact is known to Texas Network which materially and adversely affects or in the future may (so far as Texas Network can reasonably foresee) materially and adversely affect the business, assets or liabilities, financial condition, results of operations or business prospects of Texas Network which has not been set forth in the Financial Statements or in such written information, reports, papers and data or otherwise disclosed in writing to Purchaser under Section 3.1(g) prior to the date hereof. No document furnished or made available or statement made in writing to the Purchaser under Section 3.1(g) by Texas Network in connection with the negotiation, preparation or execution of this Agreement contains any untrue statement of a material fact, or omits to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to Purchaser.

               (p) Use of Proceeds. The use of proceeds from the sale of the Notes will be as provided in Section 4.2 hereof. None of the transactions contemplated in the Agreements (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 207, 220, 221 and 224, respectively. Texas Network does not own or intend to carry or purchase any "margin stock" within the meaning of said Regulation G. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

               (q) ERISA. The consummation of the transactions provided for in the Agreements and compliance by Texas Network with the provisions thereof and the Notes issued thereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code.

               (r) Investment Company Act. Texas Network is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, required to register as an "investment company" under the Investment Company Act of 1940, as amended.

               (s) Exclusive Right to Individualized Programming. Texas Network has been granted the exclusive right by Entertainment to provide Individualized Programming to subscribers within Texas Network's defined region, as more fully defined in the sublicense agreement and services agreement between Entertainment and Texas Network each dated March 14, 1997, furnished to the Purchaser herewith or prior hereto.

          3.2 Representations of Entertainment. Entertainment represents to each Purchaser as follows:

               (a) Due Incorporation, Etc. Entertainment is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority under such laws to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Entertainment's chief executive office, a majority of executive officers, banking and financial accounts, and principal place of business are located at, and its corporate and administrative operations are conducted in, the City of New York, State of New York. Entertainment is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except to the extent that the failure to so qualify or be in good standing would not have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of Entertainment.

               (b) Authorization and Execution. The execution, delivery, and performance by Entertainment of the Agreement and of the Notes have been duly and validly authorized and Entertainment has the corporate power and authority to execute, deliver and perform this Agreement and the Notes. This Agreement has been duly executed and delivered by Entertainment and constitutes a valid and binding agreement of Entertainment.

               (c) Capitalization of Entertainment. Entertainment's authorized capital stock consists of 4,000,000 shares of Class A Common Stock, 1,000,000 shares of Class B Common Stock and 1,000,000 shares of preferred stock the rights, privileges and preferences of which are to be determined by the Board of Directors. As of the date of this Agreement, 4,000,000 shares of Class A Common Stock, no shares of Class B Common Stock and no preferred stock were issued and outstanding. All outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable. As of the Closing Date, there will be no rights, warrants, options, conversion rights, or agreements of any kind outstanding to purchase from Entertainment, or otherwise require Entertainment to issue, any shares of capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of Entertainment and Entertainment will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, except for outstanding options to purchase up to 700,000 shares of Class B Common Stock.

               (d) Ownership of Property. Entertainment has good record title in fee simple to, or valid and subsisting leasehold interest in, all its real property, and good title to all its other property, in each case which is necessary or useful in the conduct of its business. Each lease agreement under which Entertainment holds an interest in leased property is in full force and effect.

               (e) Periodic Reports and Financial Statements. The unaudited financial statements for Entertainment for the period ending September 30, 1997 (the "Entertainment Financial Statements"), which have been made available to the Purchasers, fairly present the financial condition and results of operations of Entertainment for the period ended on such date. The financial books and records, and the books of account, stock records and other records of Entertainment are complete and correct and have been maintained in accordance with reasonable business practices.

               (f) Use of Proceeds. The use of proceeds from the sale of the Notes will be as provided in Section 4.2 hereof. None of the transactions contemplated in the Agreements (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 207, 220, 221 and 224, respectively. Entertainment does not own or intend to carry or purchase any "margin stock" within the meaning of said Regulation G. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

          3.3 Representations of the Purchaser. Each Purchaser, individually and not jointly and severally, represents to the Company and ACTV as follows:

               (a) Authority. Each Purchaser has full power and authority to enter into and to perform this Agreement in accordance with its terms.

               (b) Investment Representations. Each Purchaser represents and warrants that it is acquiring the Notes and Warrants, and the common stock issuable upon exercise or exchange thereof, for its own account, for investment and not with a view to, or for sale in connection with, any distribution of such Notes, Warrants and the common stock issuable upon exercise or exchange thereof, or any part thereof in violation of the Securities Act of 1933, as amended (the "Securities Act").

               (c) Investment Experience; Access to Information. Each Purchaser represents and warrants that it is an investor experienced in the evaluation of businesses similar to the Company, is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial business matters as to be capable of evaluating the merits and risks of this investment and is an "Accredited Investor" as such term is defined in Rule 501 promulgated under the Securities Act. Each Purchaser represents and warrants that, during the course of this transaction and prior to the purchase of the Notes, it has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the offering of the Notes and to obtain any additional information necessary to verify the accuracy of the representations and warranties and other information contained in this Agreement. Each Purchaser confirms that all documents, records and books pertaining to its investment in the Company and requested by it have been made available or delivered to it.

               (d) Absence of Registration. Each Purchaser understands that:

                    (1) Subject to Texas Network's obligations under the Registration Rights Agreement annexed hereto as Exhibit C and ACTV's obligations under the Registration Rights Agreement annexed hereto as Exhibit D, the Notes to be sold and issued hereunder (and the Warrants and the common stock issuable upon exercise or exchange of the Warrants) have not been registered under the Securities Act and may be required to be held indefinitely unless subsequently registered under the Securities Act, or an exemption from such registration is available.

                    (2) The Company is under no obligation to file a registration statement with the Securities and Exchange Commission (the "Commission") with respect to the Notes, and except as provided in the Registration Rights Agreements annexed hereto as Exhibits C and D, neither Texas Network nor ACTV is under any obligation to file a registration statement with the Commission with respect to the Warrants or the common stock issuable upon exercise or exchange of the Warrants.

                    (3) Rule 144 promulgated under the Securities Act ("Rule 144"), which provides for certain limited sales of unregistered securities, is not presently available with respect to the Notes, Warrants and common stock issuable upon exercise or exchange of the Warrants.

               (e) Restrictions on Transfer. Each Purchaser agrees that it will not, and is not permitted to, offer, sell, pledge, hypothecate, or otherwise dispose of the Notes, Warrants and common stock issuable upon exercise or exchange of the Warrants unless such offer, sale, pledge, hypothecation or other disposition is (i) registered under the Securities Act, or (ii) such offer, sale, pledge, hypothecation or other disposition thereof does not violate the Securities Act, and (b) the certificates representing the Notes, Warrants and common stock issuable upon exercise of exchange thereof shall bear a legend stating in substance:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND SUCH LAWS, OR SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS OTHERWISE EXEMPT FROM REGISTRATION UNDER SAID ACT AND SUCH LAWS.

               (f) Transfer Instructions. Each Purchaser agrees that the Company and ACTV may provide for appropriate transfer instructions to implement the provisions of Section 3.3(e) hereof.

               (g) Economic Risk. Each Purchaser understands that it must bear the economic risk of the investment represented by this Agreement for an indefinite period.

          3.4 Representations of ACTV. ACTV represents to each Purchaser as follows:

               (a) Due Incorporation, Etc. ACTV is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority under such laws to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. ACTV's chief executive office, executive officers, banking and financial accounts, and principal place of business, are located at, and its corporate and administrative operations are conducted in, the City of New York, State of New York. ACTV is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except to the extent that the failure to so qualify or be in good standing would not have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of ACTV.

               (b)  Authorization and Execution; Shares Validly Issued.
The execution, delivery, and performance by ACTV of the Agreement, the Warrant, the ACTV Registration Rights Agreement, the Guaranty and the issuance of ACTV's Common Stock upon exchange of the Warrants hereunder have been duly and validly authorized and ACTV has the corporate power and authority to execute, deliver and perform this Agreement, the Warrant, the ACTV Registration Rights Agreement, the Guaranty and issue ACTV's Common Stock upon exchange of the Warrants hereunder. This Agreement, the Warrant, the ACTV Registration Rights Agreement and Guaranty have been duly executed and delivered by ACTV and each constitutes a valid and binding agreement of ACTV. Upon the delivery of documents evidencing the exchange of the Warrants, ACTV's Common Stock issuable upon exchange of the Warrants will be validly issued and outstanding, fully paid and nonassessable.

               (c) Capitalization of ACTV. ACTV's authorized capital stock consists of 65,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, the rights, privileges and preferences of which are to be determined by ACTV's Board of Directors. As of the date of this Agreement, 15,108,486 shares of Common Stock and 86,200 shares of Preferred Stock were issued and outstanding. All outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable. As of the Closing Date, there will be no rights, warrants, options, conversion rights, or agreements of any kind outstanding to purchase from ACTV, or otherwise require ACTV to issue, any shares of capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of ACTV and ACTV will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, except for the Warrants and except as described in the periodic reports in Section 3.4(d) (including an estimated 8,286,485 shares of ACTV Common Stock issuable upon exchange of outstanding preferred stock of ACTV Holdings, Inc., assuming a present trading price of ACTV Common Stock on December 17, 1997 of 1 15/32) and the 1,436,666 shares of common stock issuable upon conversion of the 86,200 shares of Preferred Stock plus payment in kind dividends, if any.

               (d) Ownership of Property. ACTV has good record title in fee simple to, or valid and subsisting leasehold interest in, all its real property, and good title to all its other property, in each case which is necessary or useful in the conduct of its business. Each lease agreement under which ACTV holds an interest in leased property is in full force and effect.

               (e) Periodic Reports and Financial Statements. ACTV's Proxy Statement for its 1997 annual shareholders meeting, Form S-3 filed with the Securities and Exchange Commission on November 20, 1997 and declared effective on November 28, 1997, Form 10-K for the year ended December 31, 1996, and its Form 10-Q for the period ending September 30, 1997, which Forms 10-K and 10-Q include the audited financial statements for ACTV for the years ending December 31, 1995 and December 31, 1996 and the unaudited financial statements for ACTV for the period ending September 30, 1997, respectively, together with the notes to such financial statements, fairly present the financial condition and results of operations of ACTV for the periods ended on such dates, all in accordance with GAAP (except, in the case of the unaudited financial statements, for the omission of footnotes and customary year-end adjustments) and the services and sublicense agreements referred to in Section 3.1(s) hereof, all of which have been furnished or made available to Purchaser.

     4.   CONDITIONS TO CLOSING.

          4.1 The Company's Obligations. Purchaser's obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

               (a)  Closing Certificates.    Purchaser shall have received
a certificate dated the Closing Date, signed by a Responsible Officer of each of Texas Network, Entertainment and ACTV, the truth and accuracy of which shall be a condition to Purchaser's obligation to purchase the Notes proposed to be sold to Purchasers and to the effect that (1) the representations and warranties of the Company in Sections 3.1, 3.2 and 3.4, respectively, herein are true and correct on and with respect to the Closing Date, (2) the Company and ACTV have performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, (3) no Default or Event of Default has occurred and is continuing, and (4) the good standing of the Company.

               (b) Related Transactions. The Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement and the other agreements referred to in Section 1.

               (c) Funding Instructions. Prior to the Closing Date, Purchasers shall have received written instructions executed by a Responsible Officer of the Company directing the manner of the payment of funds and setting forth (1) the name and address of the transferee bank (2) such transferee bank's ABA number, (3) the account name and number into which the purchase price for the Notes is to be deposited, and (4) the name and telephone number of the account representative responsible for verifying receipt of such funds.

               (d) Equity Financing. On or before the Closing Date, ACTV shall advance an aggregate of $3,000,000 to Texas Network. In respect of said advance, ACTV will be credited $1,667,000 for equipment purchases and start-up costs for Texas Network incurred as of September 30, 1997. Subsequent thereto and prior to the Closing Date, ACTV shall advance to Texas Network additional equity, consisting of equipment purchases and start-up costs, of $1,333,000. If within 90 days after the Closing Date Texas Network raises equity financing and there is not existing an Event of Default, then for each dollar of such equity financing raised by Texas Network one dollar shall be repaid by Texas Network to ACTV up to an aggregate of $3,000,000. The ACTV advance shall at all times be subordinate to the Notes until such amount of the advance is to be repaid to ACTV as provided in the foregoing sentence. Any portion of the ACTV advance not repaid to ACTV within 90 days after the Closing Date shall be converted into equity of Texas Network.

               (e) Legal Fees. On the Closing Date, the Company shall pay Purchasers' legal fees in the amount of $26,000, which is the total fees of $41,000 less $15,000 previously paid by the Company.

               (f) Opinion of Counsel. On the Closing, Purchasers shall have received an opinion of counsel in the form annexed hereto as Exhibit G.

          4.2 Use of Proceeds. After deducting a three percent (3%) commission to Libra Investments, Inc. and other expenses relating to sale of the Notes, the net proceeds from the sale of the Notes shall be paid to Texas Network and used by it for the construction of the master control facilities, sports and other programming costs associated with the roll-out of the new subscription sports channel service by Texas Network, related marketing and development costs and working capital.

          4.3 Waiver of Conditions. If on the Closing Date the Company fails to tender to Purchaser the Notes to be issued to Purchaser on such date or if the conditions specified in Section 4.1 have not been fulfilled, Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Section 4.1 have not been fulfilled, Purchaser may waive compliance by the Company with any such conditions to such extent as Purchaser may in its sole discretion determine. Nothing in this Section
4.3 shall operate to relieve the Company of any of its obligations hereunder or to waive any of Purchaser rights against the Company.

     5. COVENANTS. From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

          5.1 Texas Network Corporate Existence, Etc. Texas Network will preserve and keep in full force and effect its corporate existence and all licenses and permits necessary to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by
Section 5.11. Texas Network shall not acquire any subsidiary without the consent of the Holders owning Notes representing more than 50% of the total outstanding principal amount of the Notes.

          5.2 Texas Network Insurance. Texas Network will maintain insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.


          5.3 Texas Network Taxes, Claims for Labor and Materials; Compliance with Laws.

               (a) Texas Network will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon Texas Network or upon or in respect of all or any part of the property or business of Texas Network, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of Texas Network; provided Texas Network shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of Texas Network or any material interference with the use thereof by Texas Network, and (2) Texas Network shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

               (b) Texas Network will promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject the violation of which could materially and adversely affect the properties, business, prospects, profits or conditions (financial or otherwise) of Texas Network or would result in any Lien not permitted under Section 5.7.

          5.4 Texas Network Maintenance, Etc. Texas Network will maintain, preserve and keep its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

          5.5 Texas Network Nature of Business. Texas Network will not engage in any business if, as a result, the general nature of the business which would then be engaged in by Texas Network would be substantially changed from the general nature of the business engaged in by Texas Network on the date of this Agreement.

          5.6 Texas Network Limitations on Debt. Texas Network will not incur, create, issue, assume, or at any time become liable, contingently or otherwise, for Indebtedness, including Indebtedness senior to the Notes, except:

               (a)  Indebtedness evidenced by the Notes;

               (b) Subordinated Indebtedness of Texas Network owing to ACTV or any subsidiary of ACTV.

               (c) Indebtedness for customary trade/vendor obligations, subject to a maximum aggregate amount of $2.5 million.

               (d) Additional Indebtedness of Texas Network, provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof for the four prior full quarters Texas Network's EBITDA divided by Interest Expense is not less than three (3).

               (e) Capitalized Leases and Indebtedness incurred after the Closing Date for the acquisition or purchase of fixed assets useful and intended to be used in carrying on the business of Texas Network in the amount up to $300,000 in the aggregate outstanding at any one time, provided the Capital Lease or Indebtedness incurred does not exceed an amount equal to the lesser of purchase price of fair market value at the time of acquisition or purchase of such fixed asset (as determined in good faith by the Board of Directors of Texas Network).

          5.7 Texas Network Limitation on Liens. Texas Network will not create or incur, or suffer to be incurred or to exist, any Lien on its property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its general creditors, or acquire or agree to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

               (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and material men, provided that payment thereof is not at the time required by Section 5.3;

               (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which Texas Network shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

               (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorney's liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

               (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of other for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of Texas Network which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of Texas Network;

               (e)  Liens securing Indebtedness of Texas Network to ACTV;

               (f) Liens created or incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition or purchase of fixed assets useful and intended to be used in carrying on the business of Texas Network in the amount up to $300,000 in the aggregate outstanding at any one time, provided that (1) the Lien shall attach solely to the fixed assets acquired or purchased, (2) such Lien shall have been created or incurred within three months of the date of acquisition or purchase of such fixed assets, (3) the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets, whether or not assumed by Texas Network, shall not exceed an amount equal to 100% (or 100% in the case of Capitalized Leases) of the lesser of the total purchase price or fair market value at the time of acquisition or purchase of such fixed assets (as determined in good faith by the Board of Directors of Texas Network); and

               (g) any extensions, renewal or refunding of any Lien permitted by Section 5.7 in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (1) such extension, renewal or refunding of Indebtedness shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or refunding (2) such Lien shall attach solely to the same such property, and (3) the principal amount remaining unpaid as of the date of extension, renewal or refunding of Indebtedness is less than or equal to the fair market value of the property (determined in good faith by the Board of Directors of Texas Network) to which such Lien is attached.

Nothing herein shall be construed to permit the issuance of any Indebtedness that would be secured by the Collateral (as defined in Section 1.6(b) hereof) on parity with or senior to the Holders' security interest with respect to the Collateral, except as provided in Section 5.7(f) hereof.

          5.8 Texas Network Limitation on Sale and Leaseback. Texas Network will not enter into any arrangement whereby Texas Network shall sell or transfer any property owned by Texas Network to any Person other than Texas Network and thereupon Texas Network shall lease or intend to lease, as lessee, the same property.

          5.9 Texas Network Restricted Payments. Texas Network will not except as hereinafter provided:

               (a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class;

               (b) Redeem, retire, purchase or otherwise acquire for value any shares of any class of its own stock; or

               (c) Make any other payment or distribution in respect of its capital stock.

          5.10 Texas Network Investments. Texas Network will not make any Investments, other than ("Permitted Investments"):

               (a)  Investments of Texas Network existing as of the Closing
Date;

               (b) receivables arising from the sale of goods and services in the ordinary course of business of Texas Network;

               (c) Investments in commercial paper of corporations organized under the laws of the United States or any agency or instrumentality of the United State of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing within twelve months from the date of acquisition thereof;

               (d) Investments in certificates of deposit and time deposits maturing within one year from the date of issuance thereof, either
(1) issued by a bank or trust company organized under the laws of the United States or any State thereof, having capital, surplus and undivided profits aggregating at least $100,000,000, provided, that at the time of acquisition thereof by Texas Network (1) the senior unsecured long-term debt of such bank or trust company or of the holding company of such bank or trust company is rated investment grade or better by Standard & Poor's Ratings Group or better by Moody's Investors Service, Inc. or (2) such certificate of deposit or time deposit is issued by any bank or trust company organized under the laws of the United States or any state thereof to the extent that such Investments are fully insured by the Federal Depository Insurance Corporation;

               (e) Investments in any money market fund which is classified as a current asset in accordance with GAAP, the aggregate asset value of which "marked to market", is at least $100,000,000 and which is managed by a fund manager of recognized national standing, and which invests substantially all of its assets in obligations described in clauses
(c) and (d) above.

          5.11 Texas Network Mergers, Consolidations and Sales of Assets.

               (a) Texas Network will not consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets except that:

                    (i) Any person may merge or consolidate with or into Texas Network so long as in any merger or consolidation involving Texas Network, (A) Texas Network shall be the surviving or continuing entity or if the entity which results from such consolidation or merger (the "surviving entity") is other than Texas Network then the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by Texas Network are expressly assumed in writing by the surviving entity, and Texas Network shall furnish to the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving entity enforceable in accordance with its terms,
(B) at the time of such consolidation or merger and immediately after giving effect thereto, (I) no Default or Event of Default would exist and
(II) the surviving entity would be permitted by the provisions of Section 5.6(d) to incur at least $1.00 of additional Indebtedness, (C) Texas Network or the surviving entity has a Consolidated Net Worth no less than the Consolidated Net Worth of Texas Network immediately prior to the closing of the merger, and (D) there is no Change in Control of Texas Network.

                    (ii) Texas Network will not sell, lease, transfer, abandon or otherwise dispose of assets (which for purposes of this Section 5.11(a)(ii) shall be defined as $250,000 per fiscal year) unless (A) at least 80% of the proceeds are for cash, (B) in the opinion of Texas Network's Board of Directors, the sale is for fair value and is in the best interests of Texas Network, (C) immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist, and (D) there is no Change in Control of Texas Network. Within 180 days after the receipt of the net proceeds, Texas Network may reinvest in similar assets used for the business the net proceeds from any such sale of assets; such assets so acquired shall be subject to the Security Agreement described in Section 1.6(b) hereof. If the net proceeds are not so reinvested within 180 days of the closing of a sale of assets, the net proceeds (after repayment of purchase money debt and other secured debt) shall be used to make an offer to redeem an allocable portion of the Notes at 101% of the outstanding principal amount plus accrued interest to the date of redemption. The procedure for redeeming the Notes shall comply with Section 2.3 herein.

               (b) Notwithstanding Section 5.11(a)(ii), Texas Network shall not sell, transfer, convey or otherwise dispose of the exclusive right granted by Entertainment to provide Individualized Programming, as described in Section 3.1(s) hereof.

          5.12 Texas Network Issuance of Capital Stock. Texas Network will not issue, sell, pledge or otherwise dispose of any shares of its capital stock, provided, however, ACTV shall own, directly or indirectly, all of the common stock of Texas Network (except for the 17.5% of the fully diluted outstanding common stock of Texas Network determined at the time of and giving effect to exercise of the Warrants and other rights to purchase or acquire shares of Texas Network's common stock which is reserved for issuance upon exercise of the Warrants), except (i) up to 15% of the fully diluted common stock of Texas Network may be issued to cable television distributors in return for affiliate (carriage) agreements, and (ii) Texas Network will be permitted to issue up to 49% of its fully diluted common stock, provided that the common stock is sold at a price equal to the greater of (x) fair market value, as determined by a written opinion as to the fair market value of such transaction to ACTV from an independent investment banking firm of national reputation, or (y) an equity valuation of $12.5 million for the 49% of Texas Network being sold (or any resulting pro rata fraction thereof for a minority stake of less than 49%, e.g., a 24.5% ownership stake in Texas Network could not be sold for less than $6.25 million); and provided further that Texas Network must use the proceeds received from such sale to make an offer to redeem the Notes in accordance with the Optional Prepayment with Premium provisions in Section
2.1 herein. The foregoing provisions of Section 5.12 shall not apply to sales of stock within one year from the Closing Date equal to a minority interest in Texas Network to Fox Sports Net, Liberty Media, TCI, or any of their Affiliates, and ACTV may not sell, issue, transfer or convey to any third party more than a 49% fully-diluted ownership stake in Texas Network without the consent of Holders of a majority of the principal amount of Notes outstanding. Notwithstanding the foregoing, ACTV and the holders of the Warrants shall, collectively, not hold less than 51% of the outstanding Class A Common Stock of Texas Network on a fully diluted basis, which, for purposes of determining fully diluted, shall include Texas Network's Class A Common Stock and Class B Common Stock, provided, however, fully diluted shall not take into account additional voting rights of Class B Common Stock over Class A Common Stock

          5.13 Texas Network Transactions with Affiliates. Texas Network will not enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate) (an "Affiliate Transaction") unless (i) the Affiliate Transaction is between Texas Network and a direct or indirect subsidiary of ACTV and (ii) (A) the Board of Directors determines that the terms of such Affiliate Transaction are fair and reasonable to Texas Network, and no less favorable to Texas Network than could have been obtained in an arm's length transaction with a non-Affiliate, (B) if involving consideration to either party in excess of $250,000 for such transaction or series of related transactions, unless such Affiliate Transaction(s) is evidenced by an Officers' Certificate addressed and delivered to the holders of the Notes certifying that such Affiliate Transaction(s) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction and (C) if such transaction involves consideration to either party in excess of $2.0 million, Texas Network obtains a written favorable opinion as to the fairness of such transaction to the Southwest Network from a financial point of view from an independent investment banking firm of national reputation. For purposes of this Section 5.13, a director shall be deemed to be disinterested with respect to a transaction unless such director has a material personal financial interest in such transaction other than a director's regular compensation or equity interest in Texas Network, ACTV or any ACTV subsidiary. Notwithstanding the foregoing, Texas Network may enter into agreements for routine management and professional services provided to Texas Network by ACTV and Entertainment.

          5.14 Texas Network Reports and Rights of Inspection. Texas Network will keep proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of Texas Network, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Purchasers pursuant to this Section 5.14), and will furnish to each Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

               (a) Quarterly Statements. As soon as available and in any event within 60 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of the following, all in reasonable detail and certified as complete and correct by an authorized financial officer of Texas Network:

                    (1) a balance sheet of Texas Network as of the close of such quarterly fiscal period,

                    (2) statements of income of Texas Network for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, and

                    (3) a statement of cash flows of Texas Network for the portion of the fiscal year ending with such quarterly fiscal period.

               (b) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of Texas Network, copies of:

                    (1) a balance sheet of Texas Network as of the close of such fiscal year, and

                    (2) a statement of income, retained earnings and cash flows of Texas Network for such fiscal year,

in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized standing selected by Texas Network to the effect that the financial statements present fairly, in all material respects, the financial position of Texas Network as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances.

               (c) SEC Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by Texas Network to its creditors and stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by Texas Network with any securities exchange or the Securities and Exchange Commission or any successor agency.

               (d) Requested Information. With reasonable promptness, such other data and information as Purchaser or any such Holder may reasonably request.

Without limiting the foregoing, Texas Network will permit Purchasers, so long as Purchasers are the holder of any Note, and each Holder of the then outstanding Notes (or such Persons as either Purchaser or such Holder may designate), to visit and inspect, under Texas Network's guidance, any of the properties of Texas Network to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision Texas Network authorizes said accountants to discuss with Purchaser the finances and affairs of Texas Network), all at such reasonable times and as often as may be reasonably requested. Any visitation shall be at the sole expense of Purchaser or such Holder, unless a Default or Event of Default shall have occurred and be continuing or the holder of any Note or of any other evidence of Indebtedness of Texas Network gives any written notice or takes any other action with respect to a claimed default, in which case, any such visitation or inspection shall be at the sole expense of Texas Network.

          5.15 Texas Network Indebtedness. Texas Network will pay punctually and discharge when due and payable any Indebtedness hereto or hereafter incurred or assumed by it and discharge, perform and observe the covenants, provisions and conditions to be discharged, performed and observed on the part of Texas Network in connection therewith, or in connection with any agreement or other instrument relating thereto.

          5.16 Texas Network Guarantees. Texas Network will not guarantee on a basis senior in right of payment to the Notes directly or indirectly, any Indebtedness of any other Person. Nothing herein shall be construed to permit issuance of any Indebtedness that would be secured by the collateral granted to the holders of the Notes.

          5.17 Texas Network Certificate of Default. Texas Network shall deliver to the Holders, forthwith upon becoming aware of any default or defaults in the performance of any covenant, agreement or condition contained in this Agreement or in any document related hereto (including notice of any event which with the giving of notice, lapse of time or both would become an Event of Default), an Officer's Certificate specifying such default or Event of Default.

          5.18 Texas Network Additional Information. Texas Network shall provide such data and information as from time to time may reasonably be requested by any Holder.

          5.19 Texas Network Other Documents. Texas Network will comply with all other covenants, representations, warranties, terms and obligations of this and all other documents executed pursuant to the terms hereof or to the other documents.

          5.20 Texas Network Use of Proceeds. Texas Network shall apply the net proceeds from the sale of the Notes as provided in Section 4.2.

          5.21 Waiver of Stay, Extension or Usury Laws. Each of Entertainment and Texas Network covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim, and shall resist any and all efforts to be compelled to take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive either of Entertainment or Texas Network from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may effect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) each of Entertainment and Texas Network hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of power herein granted to the Holder but shall suffer and permit the execution of every such power as though no such law had been enacted. All agreements between either of Entertainment or Texas Network and Holders, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason or demand or acceleration of the final maturity date of the Notes or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to holders exceed the maximum amount permissible under the laws of the State of New York (hereinafter the "Applicable Law"). If, from any circumstances whatsoever, interest would otherwise be payable to Holders in excess of the maximum amount permissible under Applicable Law, the interest payable to the Holders shall be reduced to the maximum amount permissible under Applicable Law, and if from any circumstances the Holders shall ever receive anything deemed interest by the Applicable Law in excess of the maximum amount permissible under the Applicable Law, an amount equal to the excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive amount of interest exceeds the unpaid principal balance of principal hereof, such excess shall be refunded to Entertainment or Texas Network as applicable. All interest paid or agreed to be paid to the Holders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout full period (including any renewal or extension) until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permissible under the Applicable Law. The Holders expressly disavow any intent to contract for, charge or receive interest in an amount which exceeds the maximum amount permissible under Applicable Law. This paragraph shall control agreements between either of Entertainment or Texas Network and the Holders. This covenant shall survive the payment in full of the Notes.

          5.22 ACTV Corporate Existence, Etc. ACTV will preserve and keep in full force and effect its corporate existence and all licenses and permits necessary to the proper conduct of its business.

          5.23 ACTV Insurance. ACTV will maintain insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

          5.24 ACTV Taxes, Claims for Labor and Materials; Compliance with
Laws.

               (a) ACTV will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon ACTV or upon or in respect of all or any part of the property or business of ACTV, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of ACTV; provided ACTV shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of ACTV or any material interference with the use thereof by ACTV, and (2) ACTV shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

               (b) ACTV will promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject the violation of which could materially and adversely affect the properties, business, prospects, profits or conditions (financial or otherwise) of ACTV.

          5.25 ACTV Maintenance, Etc. ACTV will maintain, preserve and keep its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.
          5.26 ACTV Reports. ACTV shall provide, upon request of any Holder, promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by ACTV to its stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by ACTV with any securities exchange or the Securities and Exchange Commission or any successor agency.

          5.27 ACTV Certificate of Default. ACTV shall deliver to the Holders, forthwith upon becoming aware of any default or defaults in the performance of any covenant, agreement or condition contained in this Agreement or in any document related hereto (including notice of any event which with the giving of notice, lapse of time or both would become an Event of Default), an Officer's Certificate specifying such default or Event of Default.

          5.28 ACTV Additional Information. ACTV shall provide such data and information as from time to time may reasonably be requested by any Holder.

          5.29 ACTV Other Documents. ACTV will comply with all other covenants, representations, warranties, terms and obligations of this and all other documents executed pursuant to the terms hereof or to the other documents.

          5.30 Entertainment Corporate Existence, Etc. Entertainment will preserve and keep in full force and effect its corporate existence and all licenses and permits necessary to the proper conduct of its business.

          5.31 Entertainment Insurance. Entertainment will maintain insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

          5.32 Entertainment Taxes, Claims for Labor and Materials; Compliance with Laws.

               (a) Entertainment will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon Entertainment or upon or in respect of all or any part of the property or business of Entertainment, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of Entertainment; provided Entertainment shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of Entertainment or any material interference with the use thereof by Entertainment, and (2) Entertainment shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

               (b) Entertainment will promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject the violation of which could materially and adversely affect the properties, business, prospects, profits or conditions (financial or otherwise) of Entertainment.

          5.33 Entertainment Maintenance, Etc. Entertainment will maintain, preserve and keep its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

          5.34 Entertainment Reports. Entertainment shall provide, upon request of any Holder, promptly upon their becoming available, one copy of each quarterly and annual financial statement, report, notice or proxy statement sent by Entertainment to its stockholders generally or used in the preparation of ACTV's consolidated financial statements and of each regular or periodic report, and any registration statement or prospectus filed by Entertainment with any securities exchange or the Securities and Exchange Commission or any successor agency.

          5.35 Entertainment Certificate of Default. Entertainment shall deliver to the Holders, forthwith upon becoming aware of any default or defaults in the performance of any covenant, agreement or condition contained in this Agreement or in any document related hereto (including notice of any event which with the giving of notice, lapse of time or both would become an Event of Default), an Officer's Certificate specifying such default or Event of Default.

          5.36 Entertainment Additional Information. Entertainment shall provide such data and information as from time to time may reasonably be requested by any Holder.

          5.37 Entertainment Other Documents. Entertainment will comply with all other covenants, representations, warranties, terms and obligations of this and all other documents executed pursuant to the terms hereof or to the other documents.

     6.   EVENTS OF DEFAULT AND REMEDIES THEREFOR.

          6.1 Events of Default. An "Event of Default" shall mean the occurrence or existence of any one or more of the following events, whether such occurrence is voluntary or involuntary or comes about or is effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental authority:

               (a) Default shall occur in the payment of interest on any Note when the same shall have become due and failure to make such payment shall continue for more than ten (10) days; or

               (b) Default shall occur in the required prepayment on any of the Notes as provided in Section 2.1 and failure to make such payment shall continue for more than ten (10) days; or

               (c) Default shall occur in the payment of the principal of any Note thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment and failure to make such payment shall continue for more than ten (10) days; or

               (d) The breach of any term, provision, covenant or agreement of this Agreement or breach of any term, provision, covenant or agreement in any of the Loan Documents, including documents or instruments, guarantees, evidencing, securing or pertaining to the Notes or the failure of any such documents to remain in full force and effect, which is not remedied within twenty (20) days (or such other time period as provided in the Loan Documents with respect to said default) after the earlier of (1) the day on which a Responsible Officer of either Texas Network or Entertainment first obtains knowledge of such default, or (2) the day on which written notice thereof is given to either Texas Network or Entertainment by the holder of any Note; or

               (e) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Indebtedness for borrowed money (other than the Notes) of Texas Network, Entertainment or ACTV may be issued, and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Indebtedness for borrowed money of Texas Network, Entertainment or ACTV outstanding thereunder; or

               (f) Any representation or warranty or other statement of fact made by Texas Network, Entertainment or ACTV herein or in any of the Loan Documents, or made by Texas Network, Entertainment or ACTV in any statement or certificate furnished by Texas Network, Entertainment or ACTV in connection with the consummation of the issuance and delivery of the Notes or furnished by Texas Network, Entertainment or ACTV pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

               (g) Final judgment or judgments for the payment of money aggregating in excess of $100,000, $100,000 or $200,000 is or are outstanding against Texas Network, Entertainment or ACTV, respectively, against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

               (h) A conservator, custodian, liquidator, trustee or receiver is appointed for Texas Network, Entertainment or ACTV or for the whole or any substantial part of the property of either and is not discharged within 60 days after such appointment; or

               (i) Texas Network, Entertainment or ACTV becomes insolvent, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or Texas Network, Entertainment or ACTV applies for or consents to the appointment of a conservator, custodian, liquidator, trustee or receiver for Texas Network, Entertainment or ACTV or for the whole or any substantial part of the property of either; or

               (j) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of the debtor, are instituted by or against Texas Network, Entertainment or ACTV and, if instituted against Texas Network, Entertainment or ACTV, are consented to or are not dismissed within 60 days after such institution; or

               (k) If Texas Network, Entertainment or ACTV ceases to exist and the obligations hereunder have not been assumed in accordance with this Agreement; or

               (l) Loss, cancellation or termination of any license or legal right of Texas Network, Entertainment or ACTV to operate their own businesses, including, the Enhancement License Agreement with Fox Sports Southwest or the Master Programming License Agreement or any amendment or modification thereto that would have a material adverse effect on the financial condition of Texas Network, Entertainment or ACTV; or

               (m) Conviction of a felony of any officer or key employee of Texas Network, Entertainment or ACTV by any governmental authority; or

               (n) Adjudication of fraud committed by any officer or key employee of Texas Network, Entertainment or ACTV.

          6.2 Notice to Holders. When any Event of Default described in the foregoing Section 6.1 has occurred, or if the Holder of any Note or of any other evidence of Indebtedness for borrowed money of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all Holders of the Notes then outstanding.

          6.3 Acceleration of Maturities. It is understood and agreed that time is of the essence of the Notes. If an Event of Default shall have occurred and be continuing, the Agent shall, at the request of the Majority Holders, and may, with the consent of the Majority Holders, exercise any one or more of the following rights and remedies, and any other remedies provided in the Loan Documents, as Majority Holders in their sole discretion, may deem necessary or appropriate: (i) declare the principal and all accrued and unpaid interest on the outstanding Notes to be forthwith due and payable, whereupon presentment, demand, protest, notice of default, notice of acceleration or of intent to accelerate or other notice of any kind, all of which the Company hereby expressly waives, anything contained herein or in the Notes to the contrary notwithstanding,
(ii) reduce any claim to judgment and/or (iii) without notice of default or demand, pursue and enforce any of the Holders' rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement; provided, however, that if any Event of Default specified in Sections 6.1(h), (i) and (j) shall occur, the principal and all accrued and unpaid interest on the Notes shall thereupon become due and payable concurrently therewith, without any further action by Agent or any Holder and without presentment, demand, protest, notice of default, notice of acceleration or intention to accelerate or other notice of any kind all of which the Company hereby waives. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the Agent on behalf of the holders of the Notes the entire principal and interest accrued on the Notes, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of any Agent or Holder of the Notes nor any delay or failure on the part of any Agent or Holder of the Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such Agent's or such Holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the Agent and to the Holders of the Notes all costs and expenses incurred by each of them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such Agent's or Holder's or Holders' attorneys for all services rendered in connection therewith.

          6.4 Rescission of Acceleration. The provisions of Section 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (g), inclusive, of Section 6.1, the holders of more than 50% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

               (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

               (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 6.3) shall have been duly paid; and

               (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

     7.   AMENDMENTS, WAIVERS AND CONSENTS.

          7.1 Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holders of more than 50% in aggregate principal amount of outstanding Notes; provided that without the written consent of the Holders of all of the Notes then outstanding, no such amendment or waiver shall be effective (a) which will change the time of payment (including any prepayment required by Section 2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or (b) which will change the percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of Section 6 or this Section 7.

          7.2 Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each Holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Holder of Notes as consideration for or as an inducement to entering into by any Holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to the Holders of all Notes then outstanding. Promptly and in any event within 30 days of the date of execution and delivery of any such waiver or amendment, the Company shall provide a true, correct and complete copy thereof to each of the Holders of the Notes.

          7.3 Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

     8.   INTERPRETATION OF AGREEMENT; DEFINITIONS.

          8.1 Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

          "ACTV" shall mean ACTV, Inc., a Delaware corporation.

          "Affiliate" shall mean, excluding any Holder, any Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, an entity, (b) which beneficially owns or holds 5% or more of any class of the Voting Stock of the entity or (c) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by the entity. The term "control" means the possession, directly or indirectly, of the power to direct or cause the discretion of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

          "Agent" shall mean the Person designated in Sections 1.9 and 9.13 hereof. The initial Agent shall be Value Partners, Ltd.

          "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in New York or Los Angeles are required by law to close or are customarily closed.

          "Capitalized Lease" shall mean any lease the obligation of Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

          "Change of Control" shall mean and include (i) any Acquisition by any Person or any Persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (a "Group") of more than 50% of the total voting power of all classes of capital stock of an entity entitled to vote generally in the election of the Board of Directors of such entity, (ii) the Acquisition by a Person for cash, property or securities, in one transaction or a series of related transactions within a 12-month period, of more than 50% of the capital stock of an entity outstanding immediately prior to the commencement of such acquisition, or
(iii) any Acquisition by any Person or Group of the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of an entity, through beneficial ownership of the capital stock or otherwise; provided however, that a transfer of capital stock of any ACTV majority owned subsidiary, including Texas Network or Entertainment, to another majority owned subsidiary, by merger or otherwise, shall not be deemed to be a Change in Control. For the purposes of this definition, "ACQUISITION" of the power or properties and assets stated in the preceding sentence means the earlier of (a) the equal possession thereof and (b) the consummation of any transaction of series of related transactions which, with the passage of time, will give such Person or Persons that actual possession thereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations from time to time promulgated thereunder.

          "Company" shall mean collectively The Texas Individualized Television Network, Inc., a Delaware corporation, and ACTV Entertainment, Inc., a New York corporation. Whenever the term "Company" is used in this Agreement referring to an election or option to be made, or which may be made, by the Company, Entertainment may make such election or option on behalf of Texas Network and Entertainment. Whenever the term "Company" is used in this Agreement referring to notice to be given to the Company, it shall be sufficient to give such notice to Entertainment on behalf of Texas Network and Entertainment.
          "Consolidated Net Income" for any period shall mean the gross revenues of Texas Network for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis in accordance with GAAP, but excluding any extraordinary item.

          "Consolidated Net Worth" shall mean, as of the date of any determination thereof the amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in a deficit) the surplus in retained earnings of Texas Network as determined in accordance with GAAP.

          "Current Debt" of any Person shall mean as of the date of any determination thereof (a) all Indebtedness of such Person for borrowed money and (b) Guaranties by such Person of Current Debt of others.

          "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

          "EBITDA" shall mean Consolidated Net Income plus interest expense, income taxes, depreciation and amortization for the applicable period as determined under GAAP consistent with past practices.

          "Entertainment" shall mean ACTV Entertainment, Inc., a New York corporation.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

          "Event of Default" shall have the meaning set forth in Section
6.1.

          "FOX Sports Net" consists of ten owned-and-operated regional sports networks (Arizona, Detroit, Midwest, Northwest, Pittsburgh, Rocky Mountain, South, Southwest, West, and West2). Fox Sports Net is the United States sports telecasting arm of the worldwide sports alliance formed between News Corp., Liberty Media and Tele-Communications, Inc.

          "GAAP" shall mean U.S. Generally Accepted Accounting Principles at the time.

          "Guaranties" by a Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through any agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, or (2) to maintain working capital or any balance sheet or income statement condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

          "Holder" means initially any Purchaser and thereafter any person who is a holder of any Notes upon transfer of such Notes in accordance with this Agreement.

          "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, including trade debts, (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Capitalized Leases and (e) Guaranties of obligations of others of the character referred to in this definition.

          "Interest Expense" of Texas Network for any period shall mean all interest and all amortization of debt discount and expense on any particular Indebtedness (including, without limitation, payment-in-kind, zero coupon and other like securities) for which such calculations are being made. Computations of Interest Expense on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

          "Investments" shall mean all investments, in cash or by delivery of property, made directly or indirectly in any Person, whether by acquisition of shares of capital stock, Indebtedness other obligations or Securities or by loan, advance, capital contribution or otherwise; provided that "Investments" shall not mean or include routine purchases of property to be used or consumed in the ordinary course of business.

          " Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statues or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purpose. The term "Lien" shall include reservations, exceptions, encroachments, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreement, voting trust agreements, buyback agreements and all similar arrangements) affecting property. For the purposes this Agreement, Texas Network shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

          "Loan Documents" shall mean collectively this Note Purchase Agreement, the outstanding Notes issued thereunder, and the Security Agreement and the Guaranty executed in connection therewith.

          "Long -Term Lease" shall mean any leases or real or personal property (other than a Capitalized Lease) having an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of more than three years.

          "Person" shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

          "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by Texas Network, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by Texas Network (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

          "Responsible Officer" of Texas Network shall mean the Chairman of the Board, Chief Executive Officer, President or Chief Financial Officer of Texas Network, and of Entertainment shall mean the Chairman of the Board, Chief Executive Officer, President or Chief Financial Officer of
Entertainment.

          "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

          The term "subsidiary" shall mean as to any particular corporation any corporation or other entity of which more than 50% (by number of votes ) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation or other entity.

          "Tangible Assets" shall mean as of the date of any determination thereof the total amount of all assets of Texas Network (less depreciation, depletion and other properly deductible valuation reserves) after deducting goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discounts and expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book valve of related assets and such other assets as are properly classified as "intangible assets" in accordance with GAAP.

          "Texas Network" shall mean The Texas Individualized Television Network, Inc., a Delaware corporation.

          "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors or Persons performing similar functions.

          8.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

          8.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking such action, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

     9.   MISCELLANEOUS.

          9.1 Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes, and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided, any Note issued pursuant to this Agreement. At any time and from any time to time the holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the holder of such Note or its attorney duly authorized in writing. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purpose of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any Note shall be made to or upon the written order of such holder.

          9.2 Exchange of Notes. At any time and from time to time to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 9.1, 9.2 or 9.3, and upon surrender of such Note at its office, the Company will deliver in exchange therefor, as soon as practicable, without expense to such holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of the sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

          9.3 Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of any authorized officer of such owner, setting forth the fact of loss, theft or distraction and of its ownership of such Note at the time of such loss, theft or distraction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

          9.4 Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of Purchasers' reasonable out-of-pocket costs and expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including attorneys' fees and expenses, duplicating and printing costs and charges for shipping the Notes, adequately insured to Purchasers at Purchasers' homes, offices or at such other place as Purchasers may designate, and all such expenses relating to any amendments, waivers or consents pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under the Agreement and the Notes. The Company further agrees that it will pay and save Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement.

          9.5 Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

          9.6 Notices. All communications provided for hereunder shall be in writing and, if to Purchaser, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to Purchaser at Purchaser's address appearing on
Schedule I to this Agreement or such other address as Purchaser or the subsequent holder of any Note initially issued to Purchaser may designate to the Company in writing, and if to Texas Network, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to its chief executive offices at The Texas Individualized Television Network, Inc, 1270 Avenue of the Americas, New York, New York 10020, Attention: David Reese, President, and if to Entertainment, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to its chief executive offices at ACTV Entertainment, Inc., 1270 Avenue of the Americas, New York, New York 10020, Attention: David Reese, President, and if to ACTV, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to its chief executive offices at ACTV, Inc., 1270 Avenue of the Americas, New York, New York 10020, Attention: William C. Samuels, Chief Executive Officer, with a copy, in any case, to Gersten, Savage, Kaplowitz & Fredericks, LLP, 101 East 52nd Street, New York, New York 10022, Attention: Wesley C. Fredericks Jr., or to such other address as Texas Network, Entertainment, or ACTV may in writing designate to Purchaser or to a subsequent holder of the Note initially issued to Purchaser; provided, however, that a notice to Purchaser by overnight air courier shall only be effective if delivered to Purchaser at a street address designated for such purpose in Schedule I, and a notice to Purchaser by facsimile communication shall only be effective if confirmed by transmission of a copy thereof by prepaid overnight air courier, or, in either case, as Purchaser or a subsequent holder of any Note initially issued to Purchaser may designate to the Company in writing.

          9.7 Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to Purchaser's benefit and to the benefit of Purchaser's successors and assigns, including each successive holder or holders of any Notes.

          9.8 Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

          9.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable to give effect to the intent of the parties.

          9.10 Governing Law; Venue. The parties hereto acknowledge that the transactions contemplated by this Agreement and the Exhibits hereto bear a reasonable relation to the State of New York in that, inter alia Entertainment and ACTV have their principal place of business in New York, Texas Network has a place of business in New York, Entertainment, ACTV and Texas Network have their chief executive offices in New York, this Agreement and the Exhibits hereto have been negotiated by and on behalf of Texas Network, Entertainment and ACTV in the State of New York, that this Agreement and the Exhibits hereto have been executed by Texas Network, Entertainment and ACTV exclusively in the State of New York, and that substantially all of the obligations of Texas Network, Entertainment and ACTV under this Agreement and Exhibits hereto shall be performed in the State of New York. As such, the parties hereto agree that the internal laws of the State of New York shall govern this Agreement and the Exhibits hereto, including, but not limited to, the interpretation and construction of this Agreement and the Exhibits hereto, and further, including, but not limited to, the enforcement of the amount of interest to be charged on the outstanding principal amount of the Notes and as to all issues related to usury. The parties hereto agree to submit to the jurisdiction of the state and federal courts sitting in the City of New York, State of New York.

          9.11 Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not effect the meaning or construction of any of the provisions hereof.

          9.12 Attorneys Fees. In the event of a dispute between the parties arising under this Agreement or the Notes issued hereunder, the prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred.

          9.13 The Agent.

               (a) Appointment and Authorization. Each Holder hereby irrevocably appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto. With respect to the Notes issued to it, Agent shall have the same rights and powers under this Agreement as any other Holder and may exercise the same as though it were not Agent; and the term "Holder" or "Holders" shall, unless otherwise expressly indicated,
include the Agent in its capacity as a Holder.   The Agent and its
affiliates may accept deposits from, lend money to, and generally engage in any kind of business with, the Company, and any person which may do business with the Company, all as if Agent were no Agent hereunder and without any duty to account therefor to Holders.

               (b) Note Holders. Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such payee and in form satisfactory to Agent.

               (c) Consultation with Counsel. Holders agree that Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

               (d) Documents. Agent shall not be under a duty to examine or pass upon the validity, effectiveness, enforceability, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith, and Agent shall be entitled to assume that the same are valid, effective, enforceable and genuine and what they purport to be.

               (e) Responsibility of Agent. It is expressly understood and agreed that the obligations of Agent under the Loan Documents are only those expressly set forth in the Loan Documents and that Agent shall be entitled to assume that no default or Event of Default has occurred and is continuing, unless Agent has actual knowledge of such fact or has received notice from a Holder that such Holder considers that a default or an Event of Default has occurred and is continuing and specifying the nature thereof. Neither Agent, nor the Majority Holders, nor any of their directors, officers, general partners, representatives or agents, shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for gross negligence or willful misconduct. Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the circumstances.

     Agent shall not be responsible to the Holders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any Holder under, this Agreement, or for the value, validity, effectiveness, genuiness, enforceability or sufficiency of this Agreement or any documents referred to or provided for herein or for any failure by the Company to perform any of its obligations hereunder. Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in its sole and absolute discretion.

     The relationship between Agent and each of the Holders is only that of agent and principal and has no fiduciary aspects, and Agent's duties hereunder are acknowledged to be only that of agent and principal and has no fiduciary aspects, and agent's duties hereunder are acknowledged to be only ministerial and not involving the exercise of discretion on its part. Nothing in this Agreement or elsewhere contained shall be construed to impose on Agent any duties or responsibilities other than those for which express provision is herein made. In performing its duties and functions hereunder, Agent does not assume and shall not be deemed to have assumed, and hereby expressly disclaims, any obligation or responsibility toward or any relationship of agency or trust with or for the Company. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Majority Holders and such instructions shall be binding upon all Holders; provided, however, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement or applicable law.

     Any protections provided to the Agent under this Section 9.13 with respect to any Holder shall also apply to the Majority Holder.

               (f) Notices of Event of Default. In the event that Agent shall have acquired actual knowledge of any Event of Default or of any event which, with the giving of notice or the lapse of time, or both, would constitute an event of default, Agent shall promptly give notice thereof to the other Holders.

               (g) Independent Investigation. Each of the Holders severally represents and warrants to Agent that it has made its own independent investigation and assessment of the financial condition and affairs of the Company in connection with the making and continuation of this participation in the loans hereunder and has not relied exclusively on any information provided to such Holder by Agent in connection herewith, and each Holder represents, warrants and undertakes to Agent that it shall continue to make its own independent appraisal of the creditworthiness of the Company while the Notes are outstanding.

               (h) Indemnification. Holders agree to indemnify Agent (to the extent not reimbursed by the Company), ratably based on the principal amount of Notes outstanding held by each Holder, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by agent under the Loan Documents, provided that no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct.

               (i) Enforcement of Claims. All rights of action and asserting claims under the Loan Documents may be enforced by the Agent without the possession of any of the Notes or the production thereof on any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Agent shall be brought in its own name on behalf of all Holders, as Agent of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Agent, each predecessor Agent and their respective agents and attorneys, shall be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been sought. In any proceedings brought by the Agent (and also any proceedings involving the interpretation of any provision of this Agreement), the Agent shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.

               (j) Application of Proceeds. Upon default, unless waived pursuant to the terms hereof, all sums due to the Holders under the Notes must be paid to the Agent for disbursement. Any moneys collected by the Agent pursuant to this Section shall be applied in the following order at the date or dates fixed by the Agent and, in case of the distribution of such moneys on account of principal or interest, upon presentation of the several Notes and stamping (or otherwise noting) thereon the payment, or issuing Notes in reduced principal amounts in exchange for the presented Notes if only partially paid, or upon surrender thereof if fully paid:

                    (1) First, to the payment of all sums due the Agent actually incurred by the Agent pursuant to the terms hereof, including, attorneys fees and other costs of collection and enforcement of the Loan Documents;

                    (2) Second, to the payment of all sums due any other Holder other than the Agent actually incurred by such Holder pursuant to the terms hereof, including, attorneys fees and other costs of collection and enforcement of the Loan Documents and not otherwise provided under subparagraph (1) above;

                    (3) Third, in case the principal of the Notes shall not have become and be then due and payable, to the payment of interest in default in the order of the maturity of the installments of such interest, with interest (to the extent that such interest has been collected by the Agent) upon the overdue installments of interest at the rate borne by the Notes, such payments to be made ratably to the Persons entitled thereto, without discrimination or preference;

                    (4) Fourth, in case the principal of the Notes shall have become and shall be then due and payable, to the payment of the whole amount then owing and unpaid upon all the Notes for principal and interest, with interest upon the overdue principal, and (to the extent that such interest has been collected by Agent) upon overdue installments of interest at the rate borne by the Notes; and in case such moneys shall be insufficient to pay in full the whole amount so due and unpaid upon the Notes, then to the payment of such principal and interest, without preference or priority over interest, or of interest over principal, or of any installation of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal and accrued and unpaid interest; and

                    (5) Fifth, to the payment of the remainder, if any, to the Company or any other person lawfully entitled thereto.

               (k) Enforcement. In case an Event of Default has occurred, has not been waived and is continuing, the Agent may in its discretion proceed to protect and enforce the rights vested in it by this Agreement, the Security Agreement, the Guaranty, and any and other document related hereto, including by such appropriate proceedings, judicial or otherwise, as the Agent shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right vested in the Agent by this Agreement or by law.

               (l) Unconditional Rights of Security Holders to Institute Certain Suits. Notwithstanding any other provision in this Agreement and any provision of any security, the right of any Holder to receive payment of the principal of and interest on such Note on or after the respective due dates expressed in such Note, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

               (m) Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. Except as otherwise provided herein, no right or remedy herein conferred upon or reserved to the Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or thereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Agent or of any Holder to exercise any right or power accruing upon and Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Agreement or by law to the Agent or to the Holders may be exercised from time to time, as often as shall be deemed expedient, by the Agent or by the Holders.

               (n) Enforcing Remedies. Absent gross negligence or willful misconduct, neither the Agent nor the Majority Holders shall be liable to the Holders with respect to any action taken or omitted to be taken relating to the time, method and place of conducting any proceeding for any remedy available to the Agent, or exercising any trust or power conferred upon the Majority Holders and the Agent, under this Agreement.

               (o) Knowledge of Event of Default. The Agent shall not be charged by the Holders with knowledge of an Event of Default unless the Agent obtains written notice of such default.

               (p) Expenses. None of the provisions contained in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any of its duties or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such liability is not assured to the reasonable satisfaction of the Agent.

               (q) Authority. The Agent shall not be liable to any Holder for any other action taken or omitted by it and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement.

               (r) Duty of Investigation. Prior to the occurrence of an Event of Default hereunder and after the curing or waiving of all Events of Default which may have occurred, the Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing so to do by the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding; provided that if the payment within a reasonable time to the Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Agent, not reasonably assured to the Agent, the Agent may require reasonable indemnity from the Holders against such expenses or liabilities as a condition to proceedings.

               (s) Authorized Agents. The Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, custodians or nominees not regularly in its employ and the Agent shall not be responsible to any Holder for any misconduct or negligence on the part of any such agent, attorney, custodian or nominee appointed with due care by it hereunder.

               (t) Benefit of Section 9.13. The agreements contained in this Section 9.13 are solely for the benefit of Agent and Holders, and are not for the benefit of, or detriment to, or to be relied upon by, the Company, or any third party.

          9.14 Entire Agreement. This Agreement and the Exhibits and Schedules hereto constitute the entire agreement and supercedes any other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

          9.15 Continued Effect. Except to the extent amended hereby or in connection herewith, all terms, provisions, and conditions of the Loan Documents shall remain enforceable and binding in accordance with their respective terms.

          9.16 Waivers. The failure of any party to act to enforce rights hereunder shall not be deemed a waiver and shall not preclude enforcement of any rights hereunder. No waiver of any term or provision of this Agreement on the part of a party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

          9.17 Further Assurances. Each party hereto agrees to execute any and all documents, and to perform such other acts, whether before or after closing, that may be reasonably necessary or expedient to further the purposes of this Agreement or to further assure the benefits intended to be conferred hereby.

          9.18 Counterparts. This Agreement may be executed in counterparts, each executed counterpart constituting an original but all together only one agreement.

[Signatures on Following Page]


     IN WITNESS WHEREOF the parties have executed this Note Purchase Agreement as of the date set forth on the front hereof.

THE TEXAS INDIVIDUALIZED
  TELEVISION NETWORK, INC.



By   /S/DAVID REESE
     ------------------------
     David Reese
     President


ACTV ENTERTAINMENT, INC.



By   /S/DAVID REESE
     ------------------------
     David Reese
     President


ACTV, INC.



By   /S/WILLIAM C. SAMUELS
     ------------------------
     William C. Samuels
     Chief Executive Officer



                                 PURCHASER



VALUE PARTNERS, LTD.




By   /S/TIMOTHY G. EWING
     ------------------------
Timothy G. Ewing,
Managing Partner of Ewing & Partners
2200 Ross Avenue
Suite 4660, West
Dallas, TX 75201
Tel: (214) 999-1900
Fax: (214) 999-1901
Tax ID No: 75-2291866

Amount of Notes
To be Purchased      $4,500,000

                                 PURCHASER



RAVICH REVOCABLE TRUST OF 1989




By   /S/JESS M. RAVICH
     ------------------------
Jess M. Ravich, Trustee
c/o Libra Investments, Inc.
11766 Wilshire Blvd., Suite 870
Los Angeles, CA 90025
Tel: (310) 312-5600
Fax: (310) 312-5666
Tax ID No: ###-##-####

Amount of Notes
  To be Purchased $480,000



                                 PURCHASER





By   /S/RUSSELL RIOPELLE
     ------------------------
Russell Riopelle
c/o Libra Investments, Inc.
11766 Wilshire Blvd., Suite 870
Los Angeles, CA 90025
Tel: (310) 312-5600
Fax: (310) 312-5666
Tax ID No: ###-##-####

Amount of Notes
  To be Purchased $20,000


                                SCHEDULE I


NAMES AND ADDRESSES                                  AMOUNT OF
OF PURCHASERS:                                 NOTES TO BE PURCHASED
-------------------                            ----------------------

Value Partners, Ltd.                                 $4,500,000
Timothy G. Ewing,
Managing Partner of Ewing & Partners
2200 Ross Avenue
Suite 4660, West
Dallas, TX 75201
Tel: (214) 999-1900
Fax: (214) 999-1901

Copy of Notices to:
Jack R. Bird, Esq.
Bergman, Yates, Stein & Bird, L.L.P.
4514 Travis Street
Travis Walk, Suite 300
Dallas, TX 75205
Tel: (214) 528-2444
Fax: (214) 528-7673

Ravich Revocable Trust of 1989                       $  480,000
Jess M. Ravich, Trustee
c/o Libra Investments, Inc.
11766 Wilshire Blvd., Suite 870
Los Angeles, CA 90025
Tel: (310) 312-5600
Fax: (310) 312-5666

Russell Riopelle                                     $   20,000
c/o Libra Investments, Inc.
11766 Wilshire Blvd., Suite 870
Los Angeles, CA 90025
Tel: (310) 312-5600
Fax: (310) 312-5666